SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13D


                   Under the Securities Exchange Act of 1934*

                               ZymoGenetics, Inc.
   --------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, No Par Value Per Share
   --------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   98985T 10 9
                                 (CUSIP Number)
                             Scott A. Arenare, Esq.
                      Managing Director and General Counsel
                               Warburg Pincus LLC
                              466 Lexington Avenue
                            New York, New York 10017
                                 (212) 878-0600

   --------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 With a copy to:

                             Steven J. Gartner, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

                                  March 4, 2008
   --------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No. 98985T 10 9                                         Page 2 of 15 pages
---------------------                                         ------------------
------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS

              Warburg, Pincus Equity Partners, L.P.
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                      (a) [ ]
                                                                      (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS (See Instructions)

              WC
------------- ------------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
              ITEMS 2(d) or 2(e)                                          [ ]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
----------------------- ----------- --------------------------------------------
                            7       SOLE VOTING POWER

                                    -0-
                        ----------- --------------------------------------------
NUMBER OF                   8       SHARED VOTING POWER
SHARES
BENEFICIALLY                        9,387,559
OWNED BY                ----------- --------------------------------------------
EACH                        9       SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                         -0-
                        ----------- --------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                    9,387,559
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,387,559
------------- ------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
              (See Instructions)                                          [ ]

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              13.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON (See Instructions)

              PN
------------- ------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No. 98985T 10 9                                         Page 3 of 15 pages
---------------------                                         ------------------
------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS

              Warburg Pincus & Co.
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                      (a) [ ]
                                                                      (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS (See Instructions)

              N/A
------------- ------------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
              ITEMS 2(d) or 2(e)                                          [ ]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
----------------------- ----------- --------------------------------------------
                            7       SOLE VOTING POWER

                                    -0-
                        ----------- --------------------------------------------
NUMBER OF                   8       SHARED VOTING POWER
SHARES
BENEFICIALLY                        9,387,559
OWNED BY                ----------- --------------------------------------------
EACH                        9       SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                         -0-
                        ----------- --------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                    9,387,559
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,387,559
------------- ------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
              (See Instructions)                                          [ ]

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              13.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON (See Instructions)

              PN
------------- ------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No. 98985T 10 9                                         Page 4 of 15 pages
---------------------                                         ------------------
------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS

              Warburg Pincus LLC
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                      (a) [ ]
                                                                      (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS (See Instructions)

              N/A
------------- ------------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
              ITEMS 2(d) or 2(e)                                          [ ]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
----------------------- ----------- --------------------------------------------
                            7       SOLE VOTING POWER

                                    -0-
                        ----------- --------------------------------------------
NUMBER OF                   8       SHARED VOTING POWER
SHARES
BENEFICIALLY                        9,387,559
OWNED BY                ----------- --------------------------------------------
EACH                        9       SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                         -0-
                        ----------- --------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                    9,387,559
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,387,559
------------- ------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
              (See Instructions)                                          [ ]

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              13.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON (See Instructions)

              OO
------------- ------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No. 98985T 10 9                                         Page 5 of 15 pages
---------------------                                         ------------------
------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS

              Warburg Pincus Partners, LLC
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                      (a) [ ]
                                                                      (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS (See Instructions)

              N/A
------------- ------------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
              ITEMS 2(d) or 2(e)                                          [ ]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
----------------------- ----------- --------------------------------------------
                            7       SOLE VOTING POWER

                                    -0-
                        ----------- --------------------------------------------
NUMBER OF                   8       SHARED VOTING POWER
SHARES
BENEFICIALLY                        9,387,559
OWNED BY                ----------- --------------------------------------------
EACH                        9       SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                         -0-
                        ----------- --------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                    9,387,559
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,387,559
------------- ------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
              (See Instructions)                                          [ ]

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              13.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON (See Instructions)

              OO
------------- ------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No. 98985T 10 9                                         Page 6 of 15 pages
---------------------                                         ------------------
------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS

              Charles R. Kaye
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                      (a) [ ]
                                                                      (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS (See Instructions)

              N/A
------------- ------------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
              ITEMS 2(d) or 2(e)                                          [ ]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
----------------------- ----------- --------------------------------------------
                            7       SOLE VOTING POWER

                                    -0-
                        ----------- --------------------------------------------
NUMBER OF                   8       SHARED VOTING POWER
SHARES
BENEFICIALLY                        9,387,559
OWNED BY                ----------- --------------------------------------------
EACH                        9       SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                         -0-
                        ----------- --------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                    9,387,559
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,387,559
------------- ------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
              (See Instructions)                                          [ ]

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              13.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON (See Instructions)

              IN
------------- ------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No. 98985T 10 9                                         Page 7 of 15 pages
---------------------                                         ------------------
------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS

              Joseph P. Landy
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (See Instructions)                                      (a) [ ]
                                                                      (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS (See Instructions)

              N/A
------------- ------------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
              ITEMS 2(d) or 2(e)                                          [ ]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
----------------------- ----------- --------------------------------------------
                            7       SOLE VOTING POWER

                                    -0-
                        ----------- --------------------------------------------
NUMBER OF                   8       SHARED VOTING POWER
SHARES
BENEFICIALLY                        9,387,559
OWNED BY                ----------- --------------------------------------------
EACH                        9       SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                         -0-
                        ----------- --------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                    9,387,559
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              9,387,559
------------- ------------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
              (See Instructions)                                          [ ]

------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              13.7%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON (See Instructions)

              IN
------------- ------------------------------------------------------------------

CUSIP NO. 98985T 10 9


     This statement on Schedule 13D (this "Schedule 13D") is being filed on behalf of Warburg, Pincus Equity Partners, L.P., a limited partnership organized under the laws of Delaware ("WPEP"), Warburg Pincus & Co., a general partnership organized under the laws of New York ("WP"), Warburg Pincus LLC, a limited liability company organized under the laws of New York ("WP LLC"), Warburg Pincus Partners, LLC, a limited liability company organized under the laws of New York ("WPP LLC"), Charles R. Kaye, a United States citizen ("Mr. Kaye"), and Joseph P. Landy, a United States citizen ("Mr. Landy", and together with WPEP, WP, WP LLC, WPP LLC and Mr. Kaye, the "Reporting Persons"). Each of Messrs. Kaye and Landy is a Managing General Partner of WP and a Co-President and Managing Member of WP LLC. WPEP has two affiliated partnerships: Warburg, Pincus Netherlands Equity Partners I, C.V., a limited partnership organized under the laws of the Netherlands ("WPNEP I"), and Warburg, Pincus Netherlands Equity Partners III, C.V., a limited partnership organized under the laws of the Netherlands ("WPNEP III", and together with WPEP and WPNEP, the "Investors"). WP, WP LLC, WPP LLC, Messrs. Kaye and Landy and the Investors are referred to in this Schedule 13D as the "Group Members". WPEP, WP and WP LLC previously filed both a statement on Schedule 13G (the "Schedule 13G") pursuant to the provisions of Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an amendment of the Schedule 13G.

Item 1.   Security and Issuer.

     This Schedule 13D relates to the common stock, no par value per share (the "Common Stock"), of ZymoGenetics, Inc., a Washington corporation (the "Company"), and is being filed pursuant to Rule 13d-1 under the Exchange Act. The address of the principal executive offices of the Company is 1201 Eastlake Avenue East, Seattle, Washington 98102.

Item 2.   Identity and Background.

     (a) This Schedule 13D is being filed by the Reporting Persons. The Group Members may be deemed to be a "group" within the meaning of Rule 13d-5 under the Exchange Act. WP is the managing member of WPP LLC. WPP LLC is the general partner of each of the Investors. WP LLC manages each of the Investors. The general partners of WP and the Members of WP LLC, and their respective business addresses and principal occupations are set forth on Schedule I hereto, which is hereby incorporated herein by reference.


                               Page 8 of 15 Pages

CUSIP NO. 98985T 10 9


     (b) The address of the principal business and principal office of each of the Group Members and those persons listed on Schedule I is c/o Warburg Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

     (c) The principal business of each Investor is that of a limited partnership engaged in making private equity and related investments. The principal business of WP is acting as the managing member of WPP LLC. The principal business of WPP LLC is acting as the general partner of each of the Investors and various other investment funds. The principal business of WP LLC is acting as manager of the Investors and various other investment funds.

     (d) None of the Group Members, nor, to the best of their knowledge, any of the directors, executive officers, control persons, general partners or members referred to in paragraph (a) above has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Group Members, nor, to the best of their knowledge, any of the directors, executive officers, control persons, general partners or members referred to in paragraphs (a) and (d) above has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) WPEP is organized under the laws of Delaware. Each of WP, WP LLC and WPP LLC is organized under the laws of New York. Each of Messrs. Kaye and Landy is a United States citizen. Each of WPNEP I and WPNEP III is organized under the laws of the Netherlands. Except as otherwise indicated on Schedule I hereto, each of the other individuals referred to in paragraphs (a) and (d) above is a United States citizen.

Item 3.   Source and Amount of Funds or Other Consideration.

     In 2000, prior to the Company's initial public offering (the "IPO"), the Investors acquired shares of the Company's Series B Convertible Preferred Stock. Upon the closing of the IPO on February 6, 2002 and after giving effect to a previously announced stock split, these shares automatically converted into 7,223,760 shares of Common Stock. No additional consideration was paid upon the conversion of these shares. The total amount of funds used by the Investors to purchase an aggregate of 2,163,799 shares of Common Stock from September 11, 2007 through March 10, 2008 was $21,634,083.93, net of brokerage commissions and other transactions costs. All of the funds required to acquire shares of Common Stock were furnished from the working capital of the Investors.


                               Page 9 of 15 Pages

CUSIP NO. 98985T 10 9


Item 4.  Purpose of Transaction.

     The initial acquisition by the Investors of the Company's Series B Convertible Preferred Stock convertible into shares of Common Stock and the acquisition by the Investors of 2,163,799 additional shares of Common Stock were effected because of the Reporting Persons' belief that Common Stock represented, and continues to represent, an attractive investment. The Reporting Persons may from time to time acquire additional shares of the Company's Common Stock or engage in discussions with the Company concerning further acquisitions of shares of its Common Stock or further investments in the Company. Such further acquisitions or investments could be material. The Reporting Persons intend to review their investment in the Company on a continuing basis and, depending on the price and availability of shares of Common Stock, subsequent developments affecting the Company, the Company's business and prospects, other investments and business opportunities available to the Reporting Persons, general stock market and economic conditions, tax considerations and other factors considered relevant, may decide at any time to increase, or to decrease, the size of their investment in the Company or to sell any or all of the securities of the Company that they hold.

     Each of the Investors is a partnership engaged in making private equity and related investments. In connection with that business, the Reporting Persons frequently seek to make significant investments in the entities in which they invest, engage in discussions with the management of the entities in which they invest and/or seek and often obtain representation on the boards of directors of the entities in which they invest. The Reporting Persons may in the future seek to engage in discussions with management of the Company concerning the business, strategy and/or operations of the Company, concerning the possibility of additional representatives of the Reporting Persons becoming members of the board of directors of the Company and/or concerning potential investments by the Reporting Persons in securities of the Company and/or its subsidiaries. Such discussions may relate to one or more of the transactions specified in clauses
(a) through (j) of Item 4 of Schedule 13D. Two of the nine members of the Company's board of directors as of the date hereof, Jonathan S. Leff and Dr. David I. Hirsh, were designated by the Reporting Persons. Mr. Leff is a general partner of WP and a Managing Director and Member of WP LLC. Dr. Hirsh is the Executive Vice President for Research at Columbia University and serves on the Life Sciences Advisory Board of Warburg Pincus.

     Except as set forth in this statement, none of the Reporting Persons, nor, to the best of their knowledge, any person listed on Schedule I hereto or in
Item 1(a) or (d) above, has any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary


                               Page 10 of 15 Pages

CUSIP NO. 98985T 10 9


corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) any action similar to any of those enumerated above.

Item 5.   Interest in Securities of the Issuer.

          (a) As of March 10, 2008, each of the Reporting Persons may be deemed to beneficially own 9,387,559 shares of Common Stock, representing 7,223,760 shares of Common Stock previously acquired and beneficially owned by the Investors and 2,163,799 shares of Common Stock purchased by the Investors from September 11, 2007 through March 10, 2008. In the aggregate, these shares represent 13.7% of the outstanding shares of Common Stock, based on the 68,626,883 shares of such stock outstanding as of February 22, 2008, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008.

         The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "person" or "group" within the meaning of Section 13(d)(3) of the Exchange Act. The filing of this Schedule 13D shall not be construed as an admission of such beneficial ownership or that the Reporting Persons constitute a person or group.

          As a result of the Shareholders' Agreement described in Item 6 below, the Reporting Persons may be deemed to constitute a "group," within the meaning of Section 13(d)(3) of the Exchange Act, with Novo Nordisk Pharmaceuticals, Inc. and certain of its affiliates (collectively, "NNPI"). As a result, the Reporting Persons may be deemed to beneficially own any shares of Common Stock that are beneficially owned by NNPI as described in reports filed, or that may be filed, by NNPI with the SEC. The Group Members disclaim beneficial ownership of any shares of Common Stock owned by NNPI. According to the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 19, 2007, NNPI owns


                               Page 11 of 15 Pages

CUSIP NO. 98985T 10 9


21,759,861 shares of Common Stock, or 31.7% of the outstanding shares of Common Stock, based on the 68,626,883 shares of such stock outstanding as of February 22, 2008, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008. The filing of this Schedule 13D shall not be construed as an admission of such beneficial ownership or that the Reporting Persons or the Group Members constitute a person or group with NNPI.

     Each of WP, WP LLC, WPP LLC and Messrs. Kaye and Landy disclaims beneficial ownership of Common Stock of the Company.

     (b) Each of the Reporting Persons shares the power to vote or to direct the vote and to dispose or to direct the disposition of the 9,387,559 shares of Common Stock it may be deemed to beneficially own.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons during the past 60 days is set forth in
Schedule II hereto and is incorporated herein by reference. All of such transactions were effected on the NASDAQ Stock Market in open market purchases.

     No other transactions in Common Stock were effected during the past sixty days by the Group Members or any of the persons set forth on Schedule I hereto.

     (d) Except as set forth in this Item 5, no person other than each respective record owner referred to herein of the shares of Common Stock is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons have entered into the Joint Filing Agreement attached hereto as Exhibit A with respect to the joint filing of this Schedule 13D and any amendment or amendments thereto.

     The Company, the Investors and certain other investors in the Company entered into the Shareholders' Agreement, dated as of November 10, 2000, as amended by that certain First Amendment to Shareholders' Agreement, dated as of February 4, 2002 (the "Shareholders' Agreement"). Pursuant to the Shareholders' Agreement, the Company will nominate and NNPI will vote all of the shares of the Company's voting stock held by it in favor of two directors designated by the Investors, as long as the Investors hold shares of Common Stock representing at least 75% of the shares of Common Stock issued to the Investors upon conversion of the


                               Page 12 of 15 Pages

CUSIP NO. 98985T 10 9


Company's Series B Convertible Preferred Stock at the time of the IPO, or one director as long as the Investors hold shares of Common Stock representing at least 50% of such shares. The Shareholders' Agreement also provides that the Company will nominate and the Investors will vote all of the shares of the Company's voting stock held by them in favor of two directors designated by NNPI, as long as NNPI and/or its affiliates hold shares of Common Stock representing at least 75% of the total number of shares of Common Stock (i) held by NNPI as of the date of the Shareholders' Agreement and (ii) issued on conversion of the Company's Series A Convertible Preferred Stock as of the date of the Shareholders' Agreement, or one director as long as NNPI and/or its affiliates hold at least 50% of such shares. This description of certain provisions of the Shareholders' Agreement is qualified in its entirety by reference to copies of (a) the form of Shareholders' Agreement filed as Exhibit
10.1 to the to the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 10, 2002, and as Exhibit 10.9 to the Company's Registration Statement on Form S-1, File No. 333-69190, as originally filed with the Securities and Exchange Commission on September 10, 2001, or as subsequently amended (the "Registration Statement"), which is hereby incorporated by reference herein, and (b) the First Amendment to Shareholders' Agreement, dated as of February 4, 2002, filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2002 for the quarterly period ended March 31, 2002, which is hereby incorporated by reference herein.

     The Company, the Investors, NNPI and certain other investors in the Company entered into the Investors' Rights Agreement, dated as of November 10, 2000 (the "Investors' Rights Agreement"), which granted these investors certain registration rights with respect to the shares of Common Stock that they own. This description of certain provisions of the Investors' Rights Agreement is qualified in its entirety by reference to the copy of the form of Investors' Rights Agreement filed as Exhibit 10.2 to the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 10, 2002, and as Exhibit 10.10 to the Registration Statement, which is hereby incorporated by reference herein.

Item 7.   Material to Be Filed as Exhibits.

     Exhibit A.     Joint Filing Agreement, dated as of March 11, 2008, by and among Warburg, Pincus Equity Partners, L.P., Warburg Pincus
                    & Co., Warburg Pincus Partners, LLC, Warburg Pincus LLC,
                    Charles R. Kaye and Joseph P. Landy.

     Exhibit B.     Shareholders' Agreement, dated as of November 10, 2000, by and among ZymoGenetics, Inc., Novo Nordisk A/S, Novo Nordisk
                    Pharmaceuticals, Inc., Warburg, Pincus Equity Partners, L.P.
                    and the other persons party thereto (incorporated herein by reference to Exhibit


                               Page 13 of 15 Pages

CUSIP NO. 98985T 10 9


                    10.9 to the Company's Registration Statement on Form S-1, File No. 333-69190, as originally filed with the Securities and Exchange Commission on September 10, 2001 and as subsequently amended).

     Exhibit C.     First Amendment, dated as of February 4, 2002, to
                    Shareholders' Agreement, dated as of November 10, 2000, by and among ZymoGenetics, Inc., Novo Nordisk A/S, Novo Nordisk
                    Pharmaceuticals, Inc., Warburg, Pincus Equity Partners, L.P.
                    and the other persons party thereto (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q, File No. 000-33489, for the quarterly period ended March 31, 2002, as filed with the Securities and Exchange Commission on May 9, 2002).

     Exhibit D.     Investors' Rights Agreement, dated as of November 10, 2000, by and among ZymoGenetics, Inc., Novo Nordisk
                    Pharmaceuticals, Inc. and the persons listed on Schedule A thereto (incorporated herein by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-1, File
                    No. 333-69190, as originally filed with the Securities and Exchange Commission on September 10, 2001 and as subsequently amended).


                              Page 14 of 15 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 11, 2008        WARBURG, PINCUS EQUITY PARTNERS, L.P.
                                  By:  Warburg Pincus Partners, LLC,
                                       its General Partner

                                  By:  Warburg Pincus & Co.,
                                       its Managing Member


                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:   Scott A. Arenare
                                   Title:  Partner

Dated:  March 11, 2008        WARBURG PINCUS & CO.


                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:   Scott A. Arenare
                                   Title:  Partner

Dated:  March 11, 2008        WARBURG PINCUS LLC


                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:   Scott A. Arenare
                                   Title:  Member

Dated:  March 11, 2008        WARBURG PINCUS PARTNERS, LLC
                                   By:  Warburg Pincus & Co,
                                        its Managing Member


                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:   Scott A. Arenare
                                   Title:  Partner

Dated:  March 11, 2008

                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:  Charles R. Kaye
                                   By:    Scott A. Arenare, Attorney-in-Fact*

Dated:  March 11, 2008

                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:  Joseph P. Landy
                                   By:    Scott A. Arenare, Attorney-in-Fact**


* The Power of Attorney given by Mr. Kaye was previously filed with the SEC on March 2, 2006 as an exhibit to a statement on Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

** The Power of Attorney given by Mr. Landy was previously filed with the SEC on March 2, 2006 as an exhibit to a statement on Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

                                                                      SCHEDULE I
                                                                      ----------

     Set forth below is the name, position and present principal occupation of each of the general partners of Warburg Pincus & Co. ("WP") and Members of Warburg Pincus LLC ("WP LLC"). The sole general partner of Warburg, Pincus Equity Partners, L.P. is Warburg Pincus Partners, LLC, a direct subsidiary of WP. WP and WP LLC are hereinafter collectively referred to as the "Reporting Entities." Except as otherwise indicated, the business address of each of such persons is 466 Lexington Avenue, New York, New York 10017, and each of such persons is a citizen of the United States.

                             GENERAL PARTNERS OF WP
                             ----------------------

------------------------- ------------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                    TO POSITION WITH WP, AND POSITIONS

          NAME                         WITH THE REPORTING ENTITIES
------------------------- ------------------------------------------------------
Joel Ackerman             Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Scott A. Arenare          Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
David Barr                Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Sean D. Carney            Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Mark Colodny              Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
David A. Coulter          Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Timothy J. Curt           Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
W. Bowman Cutter          Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Cary J. Davis             Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
David W. Dorman           Partner of WP; Member and Senior Advisor of WP LLC
------------------------- ------------------------------------------------------
Steven Glenn              Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Michael Graff             Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Patrick T. Hackett        Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
E. Davisson Hardman       Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Jeffrey A. Harris         Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Stewart J. Hen            Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
William H. Janeway        Partner of WP; Member and Senior Advisor of WP LLC
------------------------- ------------------------------------------------------
Chansoo Joung             Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------

------------------------- ------------------------------------------------------
Peter R. Kagan            Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Charles R. Kaye           Managing General Partner of WP; Managing Member and
                          Co-President of WP LLC
------------------------- ------------------------------------------------------
Henry Kressel             Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
David Krieger             Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Kevin Kruse               Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Joseph P. Landy           Managing General Partner of WP; Managing Member and
                          Co-President of WP LLC
------------------------- ------------------------------------------------------
Kewsong Lee               Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Jonathan S. Leff          Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Philip Mintz              Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
James Neary               Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Bilge Ogut                Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Dalip Pathak              Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Michael F. Profenius      Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Justin Sadrian            Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Henry B. Schacht          Partner of WP; Member and Senior Advisor of WP LLC
------------------------- ------------------------------------------------------
Steven G. Schneider       Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Patrick Severson          Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
John Shearburn            Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Barry Taylor              Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Christopher H. Turner     Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
John L. Vogelstein        Partner of WP; Member and Senior Advisor of WP LLC
------------------------- ------------------------------------------------------
Elizabeth H. Weatherman   Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Rosanne Zimmerman         Partner of WP; Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Pincus & Company LLC*
------------------------- ------------------------------------------------------
WP & Co. Partners,
L.P.**
------------------------- ------------------------------------------------------

------------------------- ------------------------------------------------------
Warburg Pincus Principal
Partnership, L.P.***
------------------------- ------------------------------------------------------
Warburg Pincus Real
Estate Principal
Partnership, L.P.***
------------------------- ------------------------------------------------------
Warburg Pincus 2006
Limited Partnership***
------------------------- ------------------------------------------------------
Warburg Pincus 2007
Limited Partnership***
------------------------- ------------------------------------------------------


-----------------



* New York limited liability company; primary activity is ownership interest in WP and WP LLC

**   New York limited partnership; primary activity is ownership interest in WP

***  Delaware limited partnership; primary activity is ownership interest in WP

                                MEMBERS OF WP LLC

------------------------- ------------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                  TO POSITION WITH WP LLC, AND POSITIONS

          NAME                         WITH THE REPORTING ENTITIES
------------------------- ------------------------------------------------------
------------------------- ------------------------------------------------------
Joel Ackerman             Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Scott A. Arenare          Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Pedro Aznar (1)           Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
David Barr                Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Sean D. Carney            Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Julian Cheng (2)          Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Stephen John Coates (3)   Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Mark Colodny              Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
David A. Coulter          Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Timothy J. Curt           Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
W. Bowman Cutter          Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Cary J. Davis             Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
David W. Dorman           Member and Senior Advisor of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Rajiv Ghatalia (2)        Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Steven Glenn              Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Michael Graff             Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Patrick T. Hackett        Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
E. Davisson Hardman       Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Jeffrey A. Harris         Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Stewart J. Hen            Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
William H. Janeway        Member and Senior Advisor of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Chansoo Joung             Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------

------------------------- ------------------------------------------------------
Peter R. Kagan            Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Charles R. Kaye           Managing Member and Co-President of WP LLC; Managing
                          General Partner of WP
------------------------- ------------------------------------------------------
Rajesh Khanna (4)         Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Henry Kressel             Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
David Krieger             Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Kevin Kruse               Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Joseph P. Landy           Managing Member and Co-President of WP LLC; Managing
                          General Partner of WP
------------------------- ------------------------------------------------------
Kewsong Lee               Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Jonathan S. Leff          Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
David Li (2)              Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Niten Malhan (4)          Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Philip Mintz              Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Luca Molinari (5)         Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
James Neary               Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Bilge Ogut                Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Dalip Pathak              Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Michael F. Profenius      Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Leo Puri (4)              Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Justin Sadrian            Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Henry B. Schacht          Member and Senior Advisor of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Steven G. Schneider       Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Joseph C. Schull (6)      Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Patrick Severson          Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
John Shearburn            Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Chang Q. Sun (2)          Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------

------------------------- ------------------------------------------------------
Barry Taylor              Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Christopher H. Turner     Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Simon Turton (3)          Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
John L. Vogelstein        Member and Senior Advisor of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Elizabeth H. Weatherman   Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Peter Wilson (3)          Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Jeremy S. Young (3)       Member and Managing Director of WP LLC
------------------------- ------------------------------------------------------
Rosanne Zimmerman         Member and Managing Director of WP LLC; Partner of WP
------------------------- ------------------------------------------------------
Pincus & Company LLC*
------------------------- ------------------------------------------------------

     (1) Citizen of Germany
     (2) Citizen of Hong Kong
     (3) Citizen of United Kingdom
     (4) Citizen of India
     (5) Citizen of Italy
     (6) Citizen of Canada

* New York limited liability company; primary activity is ownership interest in WP and WP LLC



As of March 1, 2008

                                                                                                           SCHEDULE II
                                                                                                           -----------

                                               Sixty Day Trading History
---------------------------------------------------------------------------------------------------------------------
              Transacting Entity                       Date             Quantity Purchased       Price Per Share
                                                                              (Sold)
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  200                    $9.02
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 1,542                   $9.03
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  500                    $9.04
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 2,100                   $9.05
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 3,900                   $9.06
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  900                    $9.07
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 1,000                   $9.08
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 1,600                   $9.09
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 7,100                   $9.10
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 4,000                   $9.11
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 3,163                   $9.12
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 5,000                   $9.13
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 10,700                  $9.14
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 12,548                  $9.15
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 17,717                  $9.16
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 9,300                   $9.17
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 7,900                   $9.18
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  800                    $9.19
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  400                    $9.20
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  100                    $9.21
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  600                    $9.22
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  500                    $9.23
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  100                    $9.24
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 1,200                   $9.25
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  500                    $9.26
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  600                    $9.27
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 1,200                   $9.28
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  400                    $9.29
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  800                    $9.30
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  200                    $9.32
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 2,330                   $9.33
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 2,800                   $9.36
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 3,900                   $9.37
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 10,437                  $9.38
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 23,563                  $9.39
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 18,400                  $9.40
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 1,600                   $9.41
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                 1,300                   $9.42
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  900                    $9.43
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/21/08                  200                    $9.44
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 2,371                   $9.15
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 2,806                   $9.16
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 3,287                   $9.17
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 3,588                   $9.18
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 9,600                   $9.19
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 5,311                   $9.20
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 11,800                  $9.21
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 9,211                   $9.22
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 12,637                  $9.23
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 20,126                  $9.24
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 52,363                  $9.25
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 23,600                  $9.26
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 3,700                   $9.27
---------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/22/08                 1,600                   $9.28
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                  400                    $9.40
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                  200                    $9.46
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                  200                    $9.47
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                  400                    $9.49
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 4,200                   $9.50
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 1,200                   $9.52
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                  841                    $9.53
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 2,659                   $9.54
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 4,345                   $9.55
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 8,600                   $9.56
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 21,700                  $9.57
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 6,000                   $9.58
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 12,939                  $9.59
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 21,161                  $9.60
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 3,000                   $9.61
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 6,400                   $9.62
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 9,300                   $9.63
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 5,700                   $9.64
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 8,408                   $9.65
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 3,892                   $9.66
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 7,200                   $9.67
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 5,700                   $9.68
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 5,755                   $9.69
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 1,900                   $9.70
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                 1,600                   $9.71
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                  800                    $9.72
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/25/08                  500                    $9.73
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 1,100                   $9.45
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  100                    $9.49
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  700                    $9.50
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  100                    $9.51
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  400                    $9.53
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  500                    $9.54
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 1,700                   $9.55
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  500                    $9.56
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  100                    $9.60
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  300                    $9.61
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 2,700                   $9.62
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 1,200                   $9.63
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  600                    $9.65
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  500                    $9.66
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  400                    $9.67
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 1,500                   $9.68
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 5,500                   $9.69
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 3,400                   $9.70
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 4,100                   $9.72
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  900                    $9.73
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  100                    $9.74
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 1,200                   $9.75
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  300                    $9.78
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                  200                    $9.79
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/26/08                 1,242                   $9.80
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/28/08                 4,342                  $10.00
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/28/08                 2,000                   $9.85
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/28/08                 2,000                   $9.95
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/28/08                 1,100                   $9.98
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/28/08                  700                    $9.99
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 40,121                 $10.00
---------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 7,032                  $10.01
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 3,300                  $10.02
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 1,500                  $10.03
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 1,100                  $10.05
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 2,147                  $10.06
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 1,837                  $10.07
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 3,700                  $10.08
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 3,000                  $10.09
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 2,406                  $10.10
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                  643                    $9.96
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 10,230                  $9.97
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 4,204                   $9.98
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             2/29/08                 11,789                  $9.99
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   600                    $9.49
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   300                    $9.50
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  9,300                   $9.51
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  9,900                   $9.52
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  7,100                   $9.53
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  3,000                   $9.54
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  5,500                   $9.55
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   700                    $9.56
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  1,000                   $9.57
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  3,311                   $9.58
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  4,333                   $9.59
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  12,756                  $9.60
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  6,600                   $9.61
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  8,200                   $9.62
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  13,800                  $9.63
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  12,700                  $9.64
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  4,900                   $9.65
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  1,000                   $9.66
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  2,800                   $9.67
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  6,100                   $9.68
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  1,019                   $9.69
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  9,781                   $9.70
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  5,500                   $9.71
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  2,696                   $9.72
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  2,400                   $9.73
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   540                    $9.74
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  1,400                   $9.75
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   200                    $9.76
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   100                    $9.77
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  2,000                   $9.80
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   800                    $9.81
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  1,000                   $9.82
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  3,104                   $9.83
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  9,000                   $9.84
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  4,100                   $9.85
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  6,560                   $9.86
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                  4,900                   $9.87
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   100                    $9.89
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   800                    $9.90
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/3/08                   100                    $9.91
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   100                    $9.21
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   400                    $9.22
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   700                    $9.23
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  3,600                   $9.24
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   400                    $9.25
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  1,200                   $9.26
---------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  1,200                   $9.27
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  2,400                   $9.28
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  1,200                   $9.29
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   700                    $9.31
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   400                    $9.32
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  2,400                   $9.35
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   600                    $9.37
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  2,000                   $9.38
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  3,300                   $9.39
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   600                    $9.40
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  4,700                   $9.41
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  1,100                   $9.42
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  2,149                   $9.43
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  3,431                   $9.44
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  4,552                   $9.45
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  11,794                  $9.46
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  17,706                  $9.47
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  6,717                   $9.48
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  9,100                   $9.49
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  12,913                  $9.50
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  28,703                  $9.51
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  19,401                  $9.52
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  2,900                   $9.53
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  4,600                   $9.54
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  4,534                   $9.55
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  2,900                   $9.56
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  5,100                   $9.57
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  3,100                   $9.58
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                  2,600                   $9.59
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/4/08                   800                    $9.60
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                   200                    $9.17
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  1,600                   $9.18
---------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  2,300                   $9.19
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  4,400                   $9.20
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  2,900                   $9.21
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  3,500                   $9.22
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  2,533                   $9.23
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  5,400                   $9.24
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  7,367                   $9.25
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  2,500                   $9.26
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  1,300                   $9.28
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                   100                    $9.29
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  1,100                   $9.30
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  1,100                   $9.31
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  4,400                   $9.32
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  1,700                   $9.33
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  2,895                   $9.34
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                   400                    $9.35
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  1,200                   $9.36
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  3,359                   $9.37
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  2,100                   $9.38
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  6,800                   $9.39
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  19,300                  $9.40
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  4,100                   $9.41
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  3,800                   $9.42
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  4,900                   $9.43
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  5,100                   $9.44
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                   200                    $9.45
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  1,600                   $9.46
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                   100                    $9.48
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                   200                    $9.49
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/5/08                  9,877                   $9.50
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  9,500                  $10.00
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  1,700                   $9.64
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                   400                    $9.69
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                   300                    $9.70
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  2,161                   $9.72
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  1,300                   $9.73
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                   700                    $9.74
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  4,939                   $9.75
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                   400                    $9.76
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                    70                    $9.77
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  4,135                   $9.78
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  3,334                   $9.79
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  6,066                   $9.80
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  14,419                  $9.81
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  18,220                  $9.82
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  13,814                  $9.83
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  16,557                  $9.84
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  11,219                  $9.85
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  20,400                  $9.86
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  5,600                   $9.87
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  2,900                   $9.88
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  5,200                   $9.89
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  5,100                   $9.90
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  4,600                   $9.91
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  1,600                   $9.92
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  2,500                   $9.93
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  2,700                   $9.94
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  4,371                   $9.95
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  3,000                   $9.96
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  1,700                   $9.97
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                   400                    $9.98
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/6/08                  1,100                   $9.99
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,300                   $8.51
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  9,600                   $8.52
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,400                   $8.53
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,700                   $8.54
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   600                    $8.55
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  3,400                   $8.56
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  5,400                   $8.57
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,500                   $8.58
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   400                    $8.59
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  3,700                   $8.60
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  4,200                   $8.61
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,100                   $8.62
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   800                    $8.63
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,400                   $8.64
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,600                   $8.65
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   574                    $8.66
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   800                    $8.67
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,048                   $8.68
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   400                    $8.69
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,600                   $8.70
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,500                   $8.71
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,200                   $8.72
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   800                    $8.73
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   400                    $8.74
---------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   400                    $8.75
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   600                    $8.76
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   700                    $8.77
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,800                   $8.78
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,300                   $8.79
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,500                   $8.80
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,400                   $8.81
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   800                    $8.83
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   800                    $8.86
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,400                   $8.87
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   400                    $8.88
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   900                    $8.89
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  4,000                   $8.90
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   314                    $8.91
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,034                   $8.92
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  5,766                   $8.93
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   300                    $8.94
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  3,364                   $8.95
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  4,400                   $8.96
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  5,900                   $8.97
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  3,300                   $8.98
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,679                   $8.99
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  12,321                  $9.00
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  8,500                   $9.01
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,600                   $9.02
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  6,000                   $9.03
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  3,500                   $9.04
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  5,600                   $9.05
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  3,400                   $9.06
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,700                   $9.07
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,200                   $9.08
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   100                    $9.09
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,300                   $9.10
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   200                    $9.11
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   700                    $9.12
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   400                    $9.13
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   300                    $9.14
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   400                    $9.15
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   100                    $9.16
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   900                    $9.17
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,300                   $9.18
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   900                    $9.19
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   600                    $9.20
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   800                    $9.23
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  4,400                   $9.26
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   800                    $9.29
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  2,400                   $9.31
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  4,900                   $9.32
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  3,200                   $9.33
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,700                   $9.34
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,300                   $9.37
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                  1,100                   $9.38
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   500                    $9.41
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/7/08                   100                    $9.42
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 1,400                   $8.46
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 5,750                   $8.47
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 7,200                   $8.48
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 4,100                   $8.49
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 3,400                   $8.50
---------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 6,550                   $8.51
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 3,718                   $8.52
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 3,000                   $8.53
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 7,448                   $8.54
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 4,900                   $8.55
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 3,998                   $8.56
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 9,000                   $8.57
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 3,515                   $8.58
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 6,387                   $8.59
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 31,752                  $8.60
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 30,038                  $8.61
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 13,762                  $8.62
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 5,170                   $8.63
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 3,149                   $8.64
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 5,882                   $8.65
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 10,600                  $8.66
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 2,000                   $8.67
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 1,300                   $8.68
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 1,100                   $8.69
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                  600                    $8.71
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                  400                    $8.72
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                  200                    $8.75
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                  800                    $8.78
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 1,900                   $8.79
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 2,400                   $8.81
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 3,191                   $8.82
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 7,700                   $8.83
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 2,100                   $8.84
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                  400                    $8.85
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                 1,200                   $8.86
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                  400                    $8.87
---------------------------------------------------------------------------------------------------------------------
    Warburg, Pincus Equity Partners, L.P.             3/10/08                  700                    $8.88
---------------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT A
                                                                       ---------

                             JOINT FILING AGREEMENT

     THIS JOINT FILING AGREEMENT is entered into as of March 11, 2008, by and among the parties signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of the common stock, no par value per share, of ZymoGenetics, Inc., a Washington corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  March 11, 2008        WARBURG, PINCUS EQUITY PARTNERS, L.P.
                                  By:  Warburg Pincus Partners, LLC,
                                       its General Partner

                                  By:  Warburg Pincus & Co.,
                                       its Managing Member


                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:   Scott A. Arenare
                                   Title:  Partner

Dated:  March 11, 2008        WARBURG PINCUS & CO.


                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:   Scott A. Arenare
                                   Title:  Partner

Dated:  March 11, 2008        WARBURG PINCUS LLC


                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:   Scott A. Arenare
                                   Title:  Member

Dated:  March 11, 2008        WARBURG PINCUS PARTNERS, LLC
                                   By:  Warburg Pincus & Co,
                                        its Managing Member


                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:   Scott A. Arenare
                                   Title:  Partner

Dated:  March 11, 2008

                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:  Charles R. Kaye
                                   By:    Scott A. Arenare, Attorney-in-Fact*

Dated:  March 11, 2008

                              By:  /s/ Scott A. Arenare
                                   ---------------------------------------------
                                   Name:  Joseph P. Landy
                                   By:    Scott A. Arenare, Attorney-in-Fact**


* The Power of Attorney given by Mr. Kaye was previously filed with the SEC on March 2, 2006 as an exhibit to a statement on Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

** The Power of Attorney given by Mr. Landy was previously filed with the SEC on March 2, 2006 as an exhibit to a statement on Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.